SUB-INVESTMENT ADVISORY AGREEMENT

THE DREYFUS CORPORATION
200 Park Avenue
New York, New York 10166

March 7, 2013

Standish Mellon Asset Management Company LLC
BNY Mellon Center
201 Washington Street, Suite 2900
Boston, Massachusetts 02108-4408

Ladies and Gentlemen:

     As you are aware, Dreyfus Municipal Bond Infrastructure Fund, Inc. (the "Fund") desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund employs The Dreyfus Corporation (the "Adviser") to act as the Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser is authorized to and desires to retain you, and you hereby agree to accept such retention, to act as the Fund's sub-investment adviser.

     In connection with your serving as sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees of both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

     Subject to the supervision and approval of the Adviser and the Fund's Board, you will provide investment management of the Fund's portfolio in accordance with the Fund's investment objective, policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you (i) will obtain and provide investment research and supervise the Fund's investments and (ii) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets, including the placing of portfolio transactions for execution with brokers or dealers. You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide the Fund, the Adviser's other clients, or your other clients with research, analysis, advice and similar services. You may pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Fund and your other clients and that the total commissions or spreads paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended. Such authorization is subject to termination at any time by the Fund's Board for any reason. In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers that are affiliated with you, the Adviser or the Fund's principal underwriters, if any, if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Fund's Rule 17e-1 procedures. In no instance may portfolio securities be purchased from or sold to you, the Adviser, the Fund's principal underwriters, if any, or any person affiliated with you, the Adviser, the Fund's principal underwriters, if any, or the Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rule 17a-7 under the Investment Company Act of 1940, as amended, and any exemptive order then currently in effect. The Adviser will periodically provide you with a list of the affiliates of the Adviser or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

     Proxies of companies whose shares are part of the Fund's assets shall be voted as described in the Fund's Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent. You are authorized and agree to act on behalf of the Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held by the Fund in such manner as you deem advisable, unless the Fund or the Adviser otherwise specifically directs in writing. You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the Fund's assets. The Adviser shall furnish you with copies of the Fund's Prospectus, Statement of Additional Information and shareholder reports. You will be provided the opportunity to review and approve any description of you set forth in the Fund's Prospectus, Statement of Additional Information and shareholder reports. The Adviser also will furnish you with copies of press releases and shareholder reports that disclose any changes to the Fund's investment objective, policies, strategies or restrictions.

     You will furnish to the Adviser or the Fund such information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request. The Fund and the Adviser wish to be informed of important developments materially affecting the Fund's assets and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose. In connection therewith, you will notify the Adviser if you become aware of any securities litigation class actions or settlements affecting the investments which the Fund may hold or may have held. Upon reasonable request, you will make available your officers and employees to meet with the Fund's Board and/or the Adviser to review the Fund's assets.

     You will maintain all required books and records with respect to the securities transactions of the Fund, and will furnish the Fund's Board and the Adviser with such periodic and special reports as the Fund's Board or the Adviser reasonably may request. You hereby agree that all records which you maintain for the Fund or the Adviser are the property of the Fund or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Fund or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Fund or the Adviser any records which you maintain for the Fund or the Adviser upon request by the Fund or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

     The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended. You will promptly notify the Fund's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Fund's Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Fund in connection with the Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act of 1940, as amended. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the request of the Fund's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act of 1940, as amended, and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended; (ii) facilitating and cooperating with the Fund's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iii) providing the Fund's Chief Compliance Officer with direct access to your compliance personnel; (iv) providing the Fund's Chief Compliance Officer with periodic reports; and (v) promptly providing the Fund's Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Fund, in a form satisfactory to the Fund, to be relied upon by the Fund's officers certifying the Fund's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act of 1940, as amended.

     You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Fund is expressly made a third party beneficiary of this Agreement with rights to the same extent as if it had been a party hereto.

     In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives and only to the extent thereof, a fee at the annual rate of 0.27% of the average daily value of the Fund's Managed Assets. "Managed Assets" are the total assets of the Fund, including any assets attributable to effective leverage (i.e., any structural leverage and portfolio leverage used by the Fund), minus the Fund's accrued liabilities, other than any liabilities or obligations attributable to effective leverage obtained through (i) indebtedness of any type (including, without limitation, borrowings from banks or other financial institutions or the issuance of debt securities or through the purchase of residual interest bonds), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund's investment objective and policies and/or (iv) any other means, all as determined in accordance with generally accepted accounting principles. The fee for the period from the date of the commencement of the initial public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement. If the Adviser waives all or a portion of the management fee it is entitled to receive from the Fund, the fee payable to you pursuant to this Agreement may be reduced as you and the Adviser mutually agree.

     For the purpose of calculating the fee payable to you, the value of the Fund's total assets shall be computed in the manner and on such days and at such time or times as described in the section entitled "Determination of Net Asset Value" in the Fund's then-current Prospectus and Statement of Additional Information. You agree to monitor the Fund's assets and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the Fund's portfolio that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Adviser or the Fund's Valuation Committee, you agree to provide additional reasonable assistance to the Adviser, the Fund's Valuation Committee and the Fund's pricing agents in valuing the Fund's assets, including in connection with fair value pricing of such assets.

     You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: (i) organizational and offering expenses; (ii) taxes and interest; (iii) brokerage fees and commissions, if any, and other costs in connection with the purchase or sale of securities and other investment instruments (including, without limitation, security settlement costs); (iv) loan commitment fees; (v) interest and distributions paid on securities sold short; (vi) fees of Board members who are not the Adviser's or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser; (vii) fees and expenses related to the registration and qualification of the Fund and the Fund's shares for distribution under state and federal securities laws; (viii) fees and expenses related to the registration and listing the Fund's shares on any securities exchange; (ix) expenses related to the Fund's use of leverage, if any; (x) rating agency fees; (xi) advisory fees; (xii) charges of custodians; (xiii) charges of transfer, dividend disbursing and dividend reinvestment plan agents; (xiv) certain insurance premiums; (xv) industry association fees; (xvi) outside auditing and legal expenses; (xvii) costs of independent pricing services; (xviii) costs of maintaining the Fund's existence; (xix) expenses of repurchasing shares; (xx) the Fund's allocable portion of the costs of the Fund's chief compliance officer and staff; (xxi) costs of preparing, printing and distributing shareholders reports, notices, proxy statements and reports to governmental agencies; (xxii) costs of shareholders' meetings; and (xxiii) any extraordinary expenses.

     The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Fund to you under the Management Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more other investment companies and fiduciary or other managed accounts (collectively, the "accounts"), and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

     In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

     This Agreement shall continue until August 31, 2014, and thereafter shall continue automatically for successive annual periods ending on August 31st of each year, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of the Fund or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by the Adviser on not more than 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to you, or (iii) by you on not less than 90 days' notice to the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act or the Investment Advisers Act of 1940, as amended) and you shall be notified by the Fund and the Adviser, or you shall notify the Fund and the Adviser, as applicable, as soon as possible before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

     The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Fund (the "Brochure Supplement"). The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

     No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

     Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier or facsimile and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THE DREYFUS CORPORATION

By:	/s/ J. Charles Cardona
Name:	J. Charles Cardona
Title:	President and Director

Accepted:

STANDISH MELLON ASSET
MANAGEMENT COMPANY LLC

By:	/s/ Desmond Mac Intyre
Name:	Desmond Mac Intyre
Title:	Chairman & Chief Executive Officer